EXHIBIT 2.3

ADDENDUM TO

ASSET AGREEMENT

(“Addendum”)

This Addendum is ma de and entered into this 21st day of April 2004 by and between GLOBAL EPOINT, INC. (the “Buyer” or “Global”)), and GREENICK, INC. doing business as AIRWORKS, INC. (“Seller”) to amend modify and supplement that ASSET AGREEMENT (“APA”) made and entered into as of the 15th day of April, 2004. All definitions in the APA shall apply in this Addendum.

Whereas; the APA contemplated that the only liens upon the Purchased Assets would be the liens of Avalon Funding Corporation (“Avalon”) and Pacific Business Capital Corporation (“PBCC”); and

Whereas, a lien search has uncovered a number of a additional liens as set forth on the attached Schedule 1; and

Whereas, the transaction contemplated by the APA is to be closed concurrently with a transaction between Seller and Avatar Technology, Inc. the Asset Agreement for which is of even date with the APA (“Avatar APA”).

Whereas, the parties desire to Close and cause the release of the additional liens subsequent to Closing;

Now therefore, the parties, for and in consideration of the mutual convents and agreements herein set forth agree as follows:

1. Subsequent Payments Conditioned Upon Release of All Liens. The payments set forth in the APA in Section 1.3 (c) and Section 1.4 are hereby made contingent upon the release of all liens upon the Purchased Assets in the APA and all Purchased Assets in the Avatar APA.

2. Concurrent Agreement. Concurrent herewith Buyer is entering into an agreement with Avalon and PBCC with respect to their rights and obligations in the event that all liens are not released as provided for above.

3. Incorporation of Recitals. The recitals are hereby incorporated as part of this Addendum.

4. Reaffirmation. The parties hereby reaffirm all terms, agreements, covenants and conditions set forth in the APA and the AVATAR APA, except as expressly addressed herein.

IN WITNESS WHEREOF, the duly authorized officers of each of the parties have executed this Addendum.

BUYER

GLOBAL EPOINT, INC.

By:	/s/ Toresa Lou
Its:	CEO

SELLER

GREENICK, INC. doing business as

AIRWORKS, INC.

By:	/s/ Ricky Frick
Its:	President & CEO